UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

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Applied Optoelectronics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

(address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 26, 2015, Applied Optoelectronics, Inc. (the “Company”) entered into the Construction Loan Agreement, the Commercial Security Agreement and the Promissory Note (the “Loan Agreement”) with East West Bank. The Loan Agreement provides the Company up to $22 million dollars to finance the construction of the Company’s campus expansion plan.

The loan will have a fifteen (15) month draw down period with interest payments due monthly commencing on February 26, 2015 and ending on April 26, 2016. Thereafter, the entire outstanding principal balance shall be converted to a sixty-nine (69) month term loan with principal and interest payments due monthly amortized over three hundred (300) months. The first principal and interest payment is due on May 26, 2016 and will continue on the same day of each month thereafter. The final principal and interest payment is due on January 26, 2022 and will include all unpaid principal and all accrued and unpaid interest. The Company may pay without penalty all or a portion of the amount owed earlier than due.

Under the Loan Agreement, the loan bears interest, at an annual rate based on the one-month London Interbank Offered Rate (LIBOR) for deposits in U.S. Dollars plus 2.75%.

The Company’s obligations under the Loan Agreement will be secured by substantially all of the Company’s tangible and intangible property, including but not limited to the Company’s inventory, accounts, instruments, equipment, but excluding the Company’s intellectual property.

The Loan Agreement shall be subject to customary financial covenants, including the maintenance of a minimum adjusted current ratio, measured on a quarterly basis, of 1.35 to 1.00, and minimum Adjusted annual EBITDA, measured on a rolling-4-quarter basis, of greater than or equal to $3.5 million for each reporting period ending September 30, 2014, and $5.5 million for reporting period ending December 31, 2014 to December 31, 2015, covenant levels for reporting period ending March 31, 2016 and thereafter are to be reset annually based on projections.

In addition, the Loan Agreement contains negative covenants on the Company’s ability to, among other things; make loans, invest in or advance money or assets to any other entity other than to Company subsidiaries in the ordinary course of business; engage in acquisition transactions, with certain exceptions; incur any obligation as surety or guarantor other than in the ordinary course of business; modify the nature of its business; transfer and sell material assets; and/or pay dividends on Company stock.

The Loan Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of certain covenants, defective collateralization, inaccuracy of representations and warranties, and insolvency events. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Loan Agreement and is qualified in its entirety by reference to the full text of the Loan Agreement, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Amendment is incorporated by reference herein and made a part hereof.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Construction Loan Agreement, dated January 26, 2014, between Applied Optoelectronics, Inc. and East West Bank.

10.2	Commercial Security Agreement, dated January 26, 2014, between Applied Optoelectronics, Inc. and East West Bank.

10.3	Promissory Note, dated January 26, 2014, between Applied Optoelectronics, Inc. and East West Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2015	APPLIED OPTOELECTRONICS, INC.

	By:	/s/ David C. Kuo
	Name	David C. Kuo,
	Title:	General Counsel and Secretary

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